As filed with the Securities and Exchange Commission on May 22, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S 8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ONCOLOGIX TECH, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	86-1006416
(State or other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

PO Box 8832

Grand Rapids, MI 49518-8832

(Address and Zip Code of Principal Executive Offices)

Oncologix Tech, Inc. 2013 Omnibus Incentive Plan

(Full Title of the Plan)

ONCOLOGIX TECH, INC.

PO Box 8832

Grand Rapids, MI 49518-8832

Telephone: (616) 977-9933

(Name, Address, and Telephone Number, including Area Code, of Agent for Service)

With copies to:

Frank J. Hariton, Esq.

1065 Dobbs Ferry Road

White Plains, NY 10607

Telephone: (914) 674-4373

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer”, and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock ($0.001 par value)	10,000,000 shares	$0.01	$100,000	$13.46

(1)	Consists of 10,000,000 shares issuable pursuant to the 2013 Omnibus Incentive Plan

(2)	Estimated solely for the purpose of calculating the registration fee. Calculated pursuant to Rules 457(c) and 457(h) under the Securities Act, based upon the average of the high and low sales bid price of the Common Stock as reported on the OTCQB on May 20, 2013.

PART I

Item 1. Plan Information

Oncologix Tech, Inc. (“The Company”, “we”, “us”, or the “Registrant”) is offering a total of 10,000,000 shares of its Common Stock pursuant to the Oncologix Tech, Inc. 2013 Omnibus Incentive Plan to employees, officers, directors and consultants. The issuance of shares is being make pursuant to the 2013 Omnibus Incentive Plan (the “Plan”) adopted by the Board of Directors on May 20, 2013. A copy of the Plan will be awarded to each beneficiary thereunder. The purpose of this Registration of securities on Form S-8 is to compensate individuals that have performed and continue to perform services to the Company. The board has authorized this registration statement and has written the Plan to satisfy present and future compensation obligations to employees, officer, directors and consultants. This registration and the Plan are limited to 10,000,000 shares subject to adjustment for stock splits and the like. For further information, Plan participants can contact Michael Kramarz, CFO at (616) 977-9933.

Item 2. Registrant Information and Employee Plan Information

In addition to receiving a copy of the Plan, each plan participant shall have access, upon oral or written request, to any documentation regarding the Plan that may not be included in this Registration Statement.

 PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

There are hereby incorporated by reference into this Registration Statement the following documents and information heretofore filed with the Securities and Exchange Commission (the “Commission”) by the Registrant:

1.	The Registrant’s Annual Report on Form 10-K for the fiscal year ended August 31, 2012; and

2.	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarters ended November 30, 2012 and February 28, 2013; and

3.	The description of the Registrant’s common stock contained in its Registration Statement pursuant to Section 12 of the Exchange Act and any amendments or reports filed for the purpose of updating such description.

In addition, each document filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered hereunder have been sold or that deregisters all securities then remaining unsold under this Registration Statement, shall be deemed to be incorporated by reference herein and to be part hereof from the respective dates of filing of such documents, provided that, unless specifically stated to the contrary, documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into or otherwise included in this Registration Statement. Any statement contained herein or in a document incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Frank J. Hariton, Esq. does not own any shares of the Registrant’s common stock, but as a consultant to the Registrant is eligible to participate in the Plan

Item 6.	Indemnification of Directors and Officers

Neither our Articles of Incorporation nor Bylaws prevent us from indemnifying our officers, directors and agents to the extent permitted under the Nevada Revised Statute ("NRS").  NRS Section 78.7502, provides that a corporation shall indemnify any director, officer, employee or agent of a corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with any the defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to Section 78.7502(1) or 78.7502(2), or in defense of any claim, issue or matter therein. NRS 78.7502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

NRS Section 78.7502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim of indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7.	Exemption from Registration Claimed

Not Applicable.

Item 8.	Exhibits

The Articles of Incorporation and all amendments made thereto, which define the rights of common shareholders among other things, have been previously filed. The Registrant does not intend for this Plan to be qualified under ERISA, and therefore does not need to comply with ERISA. The Exhibit Index for included exhibits for this Form S-8 Registration appears immediately before the signatures and the items stated thereon are included herein.

Item 9.	Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1) To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offering herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pineville, State of Louisiana, on this 22th day of May, 2013.

Oncologix Tech, Inc.

By:	/s/ Roy Wayne Erwin
Roy Wayne Erwin, CEO

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Roy Wayne Erwin and Michael A. Kramarz, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution for him and in his name, place and stead, in any and all capacities, to sign, execute and file this Registration Statement and any amendments (including, without limitation, post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all documents required to be filed with respect therewith, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents or his or their substitute or substitutes, may lawfully do or cause to be done. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on this 22th day of May, 2013.

Signature	Title

/s/ Roy Wayne Erwin	Chief Executive Officer (Principal Executive
Roy Wayne Erwin	Officer) and Director

/s/ Michael A. Kramarz	Secretary, Chief Financial Officer and
Michael A. Kramarz	Treasurer (Principal Financial Officer and Principal Accounting Officer)

/s/ Barry Griffith	Director
Barry Griffith

Exhibit Index

4.1	Oncologix Tech, Inc. 2013 Omnibus Incentive Plan
5.1	Opinion of Frank J. Hariton, Esq. - Filed Herewith
23.1	Consent of Seale & Beers - Filed Herewith
23.2	Consent of Frank J. Hariton, Esq. - Included in Exhibit 5.1
24.1	Power of Attorney (included in Part II of this Registration Statement under the caption Signature)